Exhibit 99.1

Altria Reaches Agreement With Philip Morris International for IQOS Transition

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Altria to receive cash payments from Philip Morris International of approximately $2.7 billion in exchange for assigning exclusive U.S. commercialization rights to the IQOS system effective April 30, 2024.

•	Altria gains greater flexibility to allocate resources toward Moving Beyond Smoking.

RICHMOND, Va. - October 19, 2022 - Altria Group, Inc. (NYSE:MO) today announced that a subsidiary has entered into an agreement (the Agreement) with a subsidiary of Philip Morris International Inc. (PMI) under which Altria will receive cash payments from PMI totaling approximately $2.7 billion (pre-tax) in exchange for assigning exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® effective April 30, 2024.

“We remain committed to creating long-term value through our Vision,” said Billy Gifford, Altria’s Chief Executive Officer. “We believe that this agreement provides us with fair compensation and greater flexibility to allocate resources toward Moving Beyond Smoking.”

Background

In 2013, we entered into a series of agreements with PMI related to innovative tobacco products, which included exclusive U.S. commercialization rights of PM USA, an Altria subsidiary, to the IQOS system. PM USA’s commercialization rights were subject to an initial five-year term, which began when the system received authorization from the U.S. Food and Drug Administration (FDA) in April 2019 and continued through April 2024. As part of the 2013 agreement, PM USA had the right to maintain exclusive U.S. commercialization rights upon achieving an initial milestone by April 2022. Upon achieving additional milestones, PM USA had the option to renew for an additional five-year term through April 2029. We believe that PM USA met each of these milestones, but PMI disagreed with our position. The parties were unable to reach a long-term agreement and decided to enter into the Agreement to transition and ultimately conclude their relationship.

Financial Terms

We received a payment from PMI of $1.0 billion upon entry into the Agreement. Under the terms of the Agreement, PMI is obligated to make an additional payment of $1.7 billion (plus interest) by July 2023 for a total cash payment of approximately $2.7 billion (pre-tax). We expect to use the cash proceeds for several items, which may include investments in pursuit of our Vision, debt repayment, share repurchases and general corporate purposes. Share repurchases depend on marketplace conditions and other factors and remain subject to the discretion of our Board of Directors.

We expect to record the $2.7 billion pre-tax transaction amount as a deferred gain on our consolidated balance sheet in the fourth quarter of 2022. This gain will be recognized in earnings when we assign our rights to the IQOS system.

IQOS Re-entry into the U.S.

IQOS and Marlboro HeatSticks are currently unavailable for sale in the U.S. due to orders imposed by the U.S. International Trade Commission that prohibit importation of IQOS and Marlboro HeatSticks into the U.S. relating to a patent dispute. PMI remains responsible for manufacturing the IQOS system and Marlboro HeatSticks and targets resumption of product supply in the first half of 2023. If supply of FDA-authorized product is available to us before May 2024, PM USA has the option to reintroduce the IQOS system and Marlboro HeatSticks for sale in the U.S. On April 30, 2024, U.S. commercialization rights to the IQOS system will transition to PMI. PMI will not have access to the Marlboro brand name or other brand assets, as PM USA owns the Marlboro trademark in the U.S.

Altria’s Continued Commitment to Tobacco Harm Reduction

We remain committed to our Vision to responsibly lead the transition of adult smokers to a smoke-free future. We believe in a portfolio approach to tobacco harm reduction and expect to compete in the major smoke-free categories. We have reinvested into our internal product development system and we expect to finalize designs for two smoke-free products, including a heated tobacco product, by the end of 2022.

Altria’s Profile

We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision by 2030 is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.

Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, and Helix Innovations LLC (Helix), a rapidly growing manufacturer of oral nicotine pouches. Additionally, we have an equity investment in JUUL Labs, Inc. (JUUL) and have exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.

We also own equity investments in Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of our tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.

Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Forward-Looking and Cautionary Statements

This release contains certain forward-looking statements with respect to the IQOS transition agreement with PMI, which are subject to various risks and uncertainties. Such forward looking statements relate to, among other things, Altria’s receipt of future cash payments, the anticipated use of such proceeds, future availability and supply of IQOS products and the design and development of future products. Factors that may cause actual results to differ include receipt of required regulatory authorizations to reintroduce the IQOS system and Marlboro HeatSticks for sale in the U.S. and for any future products, risks relating to our ability to realize the expected benefits of the transaction in the expected manner or timeframe, if at all, prevailing economic, market, regulatory or business conditions, or changes in such conditions, negatively affecting the parties, changes in market and other conditions resulting in alternative uses of proceeds or unanticipated delays in the design and development of future products, the outcome of any legal proceedings or investigations that may be instituted against the parties or others related to the transaction, significant changes in price, availability or quality of raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions, and the risk of an extended disruption at a facility of, or of service by, a supplier, distributor or distribution chain service provider of our subsidiaries or of PMI. Other risk factors are detailed from time to time in Altria’s quarterly reports on Form 10-Q and most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. Altria assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this release.

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